As filed with the Securities and Exchange Commission on July 25, 2007

Registration No. 333-140074

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to the

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORCE PROTECTION, INC.

(Exact name of registrant as specified in its charter)

Nevada	84-1383888
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

9801 Highway 78, Bldg #1

Ladson, South Carolina 29456

(843) 740-7015

(Address, including zip code, and telephone

number including area code of registrant’s principal executive offices)

Gordon McGilton

Chief Executive Officer

9801 Highway 78, Bldg #1

Ladson, South Carolina 29456

(843) 740-7015

(Name, address, including zip code and telephone number,

including area code, of agent for service)

Copies of all communications to:

Amy Trombly, Esq.

Trombly Business Law

1320 Centre Street, Suite 202

Newton, Massachusetts 02459

Phone (617) 243-0060

Approximate Date of Commencement of Proposed Sale to the Public: from time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to general Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities being registered (1)	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock par value $0.001	13,000,000	$19.51	$253,630,000	$27,138.41

(1)    Pursuant to Rule 416, there are also being registered such additional number of shares of common stock as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)    Estimated for purposes of computing the registration fee pursuant to Rule 457(c) at $19.51 per share based upon the average of the high and low prices of $20.02 and $19.00 on January 11, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the Selling Security Holders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

FORCE PROTECTION, INC.

OFFERING UP TO 13,000,000 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 13,000,000 shares of our common stock by our stockholders. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the NASDAQ Stock Market or in negotiated transactions during the term of this offering. Our common stock is quoted on the NASDAQ Stock Market under the symbol FRPT. On July 24, 2007, the last reported sale price of our common stock was $17.15 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.
SEE “RISK FACTORS” BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SUBJECT TO COMPLETION, THE DATE OF THIS PROSPECTUS IS JULY 25, 2007

THE COMPANY

We manufacture ballistic- and blast-protected vehicles, which have been used to support armed forces and security personnel in Iraq, Afghanistan, Kosovo and other hot spots around the globe. These specialty vehicles are protected against landmines, hostile fire and Improvised Explosive Devices (IEDs, commonly referred to as roadside bombs). We believe our mine and ballistic protection technology is among the most advanced in the world. We currently have two manufacturing facilities. One located in Ladson, South Carolina, is on a 260 acre campus comprised of three manufacturing buildings with a combined floor area of approximately 452,240 square feet and an additional 90,000 square feet warehouse facility. The second facility is located in Roxboro, North Carolina, and adds an additional 430,000 square feet of manufacturing capabilities. At June 30, 2007, we employed 970 employees.

Our executive offices are located at 9801 Highway 78, Building #1, Ladson, South Carolina 29456 and our telephone number is (843) 740-7015.  Our website is www.forceprotection.net. Information contained on our website does not constitute part of this prospectus and our address should not be used as a hyperlink to our website.

THE OFFERING

Common stock outstanding as of July 10, 2007	68,207,649 shares

Common stock to be registered	13,000,000 shares

Common stock to be outstanding after this Offering	68,207,649 shares

Use of Proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders.

Stock Symbol	FRPT

RISK FACTORS

An investment in the offered shares involves a high degree of risk. Prospective investors should understand that they may lose their investment and should consider carefully the following risk factors in making their investment decision.

IF WE CAN NOT ACCESS SUFFICIENT FUNDS WHEN NEEDED, WE MAY NOT BE ABLE TO MEET OUR CONTRACTUAL OBLIGATIONS TO DELIVER OUR PRODUCTS AND OUR BUSINESS MAY FAIL.

We believe we have sufficient cash resources to continue operations at our current capacity, however in the event of an unanticipated change of circumstances, or if we secure additional orders, we could face liquidity constraints and we could require external financing to fund operations. Until we generate cash flow from operations that will be sufficient to satisfy our cash requirements, we will continue to seek alternative means for financing our operations and capital expenditures and/or postpone or eliminate certain investments or expenditures. Potential alternative means for financing may include leasing capital equipment, lines of credit, or obtaining additional debt or equity financing. When needed, additional financing may not be available, or available on acceptable terms. The inability to obtain additional financing or generate sufficient cash from operations could require us to reduce or eliminate expenditures for capital equipment, research and development, production or marketing of our products, or otherwise curtail or discontinue its operations, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if we raise funds through the sale of additional equity securities, the common stock currently outstanding will be further diluted.

IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROL OVER FINANCIAL REPORTING, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS.  AS A RESULT, CURRENT AND POTENTIAL STOCKHOLDERS COULD LOSE CONFIDENCE IN OUR FINANCIAL REPORTING, WHICH COULD HARM OUR BUSINESS AND THE TRADING PRICE OF OUR STOCK.

We restated our Financial Statements in our annual reports on Form 10-K for the fiscal years ended 2003, 2004 and 2005 and we amended our annual report on Form 10-K for the 2006 fiscal year.  In response to identifying the need to restate our historical financials we evaluated our internal controls and procedures and took steps to strengthen our controls over financial reporting.  Having recognized the need for a strong, skilled financial leader, we hired Michael Durski as Chief Financial Officer in the first quarter of 2007.  We also established an active Audit Committee of the Board of Directors in the fourth quarter of 2006.  Acting on a recommendation from the Audit Committee, we replaced our independent audit firm with a larger, regional firm of national recognition.  Additionally, we implemented a new computer system during the month of June 2007 with the goal of improving our internal controls and we anticipate a complete change in our manner of collection, reporting, and management of accounting data, which we believe will further strengthen the overall reliability of financial data going forward. We cannot be certain that the measures we have taken and are planning to take will sufficiently and satisfactorily improve our financial reporting.  We intend to continue to evaluate the effectiveness of our internal control over financial reporting. The evaluation, implementation and testing of these efforts could result in increased cost and could divert management attention away from operating our business.

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal control over financial reporting will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

As a result, we may still identify material weaknesses in our internal control over financial reporting in the future. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in significant deficiencies or material weaknesses, cause us to fail to timely meet our periodic reporting obligations, or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of periodic management evaluations and annual auditor attestation reports regarding disclosure controls and the effectiveness of our internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The existence of a material weakness could result in errors in our financial statements that could result in a restatement of financial statements, cause us to fail to timely meet our reporting obligations and cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

WE DEPEND ON OUR SUPPLIERS AND IF WE CAN NOT OBTAIN CERTAIN COMPONENTS FOR OUR PRODUCTS, WE MIGHT HAVE TO DEVELOP ALTERNATIVE DESIGNS THAT COULD INCREASE OUR COSTS.

We depend upon a number of suppliers for components of our products. There is an inherent risk that certain components of our products will be unavailable for prompt delivery or, in some cases, discontinued. We have only limited control over any third-party manufacturer as to quality controls, timeliness of production, deliveries and various other factors. Should the availability of certain components be compromised, it could force us to develop alternative designs using other components, which could add to the cost of goods sold and compromise delivery commitments. If we are unable to obtain components in a timely manner, at an acceptable cost, or at all, we may need to select new suppliers, redesign or reconstruct processes we use to build the hulls and/or the vehicles, which management believes would take a minimum of one year. We may not be able to manufacture any vehicles for a period of time, which could materially adversely affect our business, results from operations, and financial condition.

WE DEPEND ON THE U.S. GOVERNMENT FOR A SUBSTANTIAL AMOUNT OF OUR SALES. IF WE DO NOT FIND ACCEPTANCE OF OUR PRODUCTS WITHIN THE U.S. GOVERNMENT, OUR BUSINESS MAY FAIL.

We serve the defense market and our sales are highly concentrated within the U.S. government. The customer relationship with the U.S. government involves certain risks that are unique such as the ongoing development of high-technology products, price, availability and quality of materials and suppliers.

U.S. defense spending has historically been cyclical. Defense budgets have received their strongest support when perceived threats to national security raise the level of concern over the country’s safety. As these threats subside, spending on the military tends to decrease. Accordingly, while Department of Defense funding has grown rapidly over the past few years, there is no assurance that this trend will continue. Rising budget deficits, the cost of the Global War on Terrorism and increasing costs for domestic programs continue to put pressure on all areas of discretionary spending, which could ultimately impact the defense budget. Wartime support for defense spending could wane if the country’s troop deployments in support of operations in Iraq and Afghanistan are reduced. A decrease in U.S. government defense spending or changes in spending allocation could result in one or more of our programs being reduced, delayed or terminated. Reductions in our existing programs, unless offset by other programs and opportunities, could adversely affect our ability to sustain and grow our future sales and earnings.

U.S. GOVERNMENT CONTRACTS GENERALLY ARE NOT FULLY FUNDED AT INCEPTION AND ARE SUBJECT TO TERMINATION. IF THE U.S. GOVERNMENT DOES NOT ORDER AS MANY VEHICLES AS WE ANTICIPATE, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

Government contracts and subcontracts typically involve long purchase and payment cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development, price negotiations and milestone requirements. Each government agency also maintains its own rules and regulations with which we must comply and which can vary significantly among agencies. Governmental agencies also often retain some portion of fees payable upon completion of a project and collection of these fees may be delayed for several months or even years, in some instances.

In addition, an increasing number of government contracts are fixed price contracts which may prevent us from recovering costs incurred in excess of our budgeted costs. Fixed price contracts require us to estimate the total project cost based on preliminary projections of the project’s requirements. The financial viability of any given project depends in large part on our ability to estimate such costs accurately and complete the project on a timely basis. In the event actual costs exceed the fixed contractual cost, we may not be able to recover the excess costs.

Some government contracts are also subject to termination or renegotiation at the convenience of the government, which could result in a large decline in revenue in any given quarter. Although government contracts have provisions providing for the reimbursement of costs associated with termination, the termination of a material contract at a time when our funded backlog does not permit redeployment of staff could result in a reduction in the number of employees. In addition, the timing of payments from government contracts is also subject to significant fluctuation and potential delay, depending on the government agency involved. Any such delay could result in a temporary shortage in working capital.

SOME OF OUR PRODUCT COMPONENTS ARE MANUFACTURED IN SOUTH AFRICA OR OTHER FOREIGN COUNTRIES AND IF THEY BECOME UNSTABLE OR GOVERNMENT REGULATIONS CHANGE, OUR COSTS MAY INCREASE OR WE MAY BECOME UNABLE TO SOURCE CERTAIN PARTS.

Some of our product components are manufactured in South Africa and supplied from other foreign countries. If import tariffs or taxes increase for any reason, our cost of goods would increase. Our financial performance may be affected by changes in political, social and economic environment. The role of the central and local governments in the economy is significant. Policies toward economic liberalization, and laws and policies affecting foreign companies, foreign investment, currency exchange rates and other matters could change, resulting in greater restrictions on our ability to do business with suppliers based in other countries. The government could impose surcharges, increase tax rates, or revoke, terminate or suspend operating licenses without compensating us. Also, South Africa and other countries, from time to time, experience instances of civil unrest and hostilities. Confrontations have occurred between the military, insurgent forces, and civilians. If for these or any other reason, we lose our ability to sub-contract or manufacture the components to our products, or the cost of doing business increases, our business, financial condition, and results of operations would be materially and adversely affected.

WE MAY BE SUBJECT TO PERSONAL LIABILITY CLAIMS FOR OUR PRODUCTS AND IF OUR INSURANCE IS NOT SUFFICIENT TO COVER SUCH CLAIMS, OUR EXPENSES MAY INCREASE SUBSTANTIALLY.

We may be subject to personal liability claims and our insurance may not be adequate to cover such claims. As a result, a significant lawsuit could adversely affect our business. We may be exposed to liability for personal injury or property damage claims relating to the use of the products. Any future claim against us for personal injury or property damage could materially adversely affect the business, financial condition, and results of operations and result in negative publicity. Even if we are not found liable, the costs of defending a lawsuit can be high. We do not currently maintain insurance for this type of liability. Additionally, even if we do purchase insurance, we may experience legal claims outside of our insurance coverage, or in excess of our insurance coverage, or that insurance will not cover.

WE ARE SUBJECT TO SUBSTANTIAL COMPETITION AND WE MUST CONTINUE RESEARCH AND DEVELOPMENT TO REMAIN COMPETITIVE.

We are subject to significant competition that could harm our ability to win business and increase the price pressure on our products. We face strong competition from a wide variety of firms, including large, multinational vehicle, defense and aerospace firms. Most of our competitors have considerably greater financial, marketing and technological resources than we do which may make it difficult to win new contracts and we may not be able to compete successfully. Certain competitors operate fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources, as a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. Moreover, we may not have sufficient resources to undertake the continuing research and development necessary to remain competitive.

Competitors may attempt to independently develop similar designs or duplicate our products or designs. We or our competitors may intentionally or unintentionally infringe upon or misappropriate products or proprietary information. In the future, litigation may be necessary to enforce intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time consuming and costly. Currently we have no patents. Any patent or patents sub-licensed to us relating to current or future products may be challenged, invalidated, or circumvented or the rights granted there-under will may not be held valid if subsequently challenged. Our products are based on technological innovation. Consequently, the life cycles of our products can be relatively short. Our success depends significantly on our ability to establish and maintain a competitive position in this field. Our products may not remain competitive in light of technological developments by others. Our competitors may succeed in discovering and developing technology before we do that would render our technology, and hence our products, obsolete and noncompetitive.

WE MUST COMPLY WITH ENVIRONMENTAL REGULATIONS OR WE MAY HAVE TO PAY EXPENSIVE PENALTIES OR CLEAN UP COSTS.

We are subject to federal, state, local and foreign laws, and regulations regarding protection of the environment, including air, water, and soil. Our manufacturing business involves the use, handling, storage, and contracting for recycling or disposal of, hazardous or toxic substances or wastes, including environmentally sensitive materials, such as batteries, solvents, lubricants, degreasing agents, gasoline and resin. We must comply with certain requirements for the use, management, handling, and disposal of these materials. We do not maintain insurance for pollutant cleanup and removal. If we are found responsible for any hazardous contamination, we may have to pay expensive fines or penalties or perform costly clean-up. Even if we are charged, and later found not responsible, for such contamination or clean up, the cost of defending the charges could be high. If we do not comply with government regulations, we may be unable to ship our products or have to pay expensive fines or penalties. We are subject to regulation by county, state and federal governments, governmental agencies, and regulatory authorities from several different countries. If we fail to obtain regulatory approvals or suffer delays in obtaining regulatory approvals, we may not be able to marketing our products and services, and generate product and service revenues. Further, we may not be able to obtain necessary regulatory approvals. Although we do not anticipate problems satisfying any of the regulations involved, we cannot foresee the possibility of new regulations, which could adversely affect our business. Further our products are subject to export limitations and we may be prevented from shipping our products to certain nations or buyers.

WE RELY ON PROPRIETARY DESIGNS AND RIGHTS AND IF WE HAVE TO LITIGATE THOSE RIGHTS, OUR EXPENSES COULD SUBSTANTIALLY INCREASE.

Our success and ability to compete depend, in part, on the protection of our designs and technology. In addition, our technology could infringe on patents or proprietary rights of others. We have not undertaken or conducted any comprehensive patent infringement searches or studies. If any third parties hold any conflicting rights, we may be required to stop making, using or selling our products or to obtain licenses from and pay royalties to others. Further, in such event, we may not be able to obtain or maintain any such licenses on acceptable terms, if at all. We may need to engage in future litigation to enforce intellectual property rights or the rights of customers, to protect trade secrets or to determine the validity and scope of proprietary rights of others, including customers. This litigation could result in substantial costs and diversion of resources and could materially and adversely affect our results of operations.

WE DEPEND ON MANAGEMENT AND OTHER KEY PERSONNEL AND WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS PLAN WITHOUT THEIR SERVICES.

Our success and our business strategy depend in large part on our ability to attract and retain key management and operating personnel. Such individuals are in high demand and are often subject to competing employment offers. We depend to a large extent on the abilities and continued participation of our executive officers and other key employees. We do not presently maintain “key man” insurance on any employees. We believe that, as our activities increase and change in character, additional, experienced personnel will be required to implement our business plan. Competition for such personnel is intense and we may not be able to hire them when required, or have the ability to attract and retain them.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE; THEREFORE, YOU MAY NEVER SEE A RETURN ON YOUR INVESTMENT.

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors. Therefore, you may never see a return on your investment. Investors who anticipate a need for immediate income from their investment should not purchase our securities.

OUR STOCK PRICE IS VOLITILE AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES FOR MORE THAN WHAT YOU PAID.

Our stock price has been subject to significant volatility, and you may not be able to sell shares of common stock at or above the price you paid for them. The trading price of our common stock has been subject to wide fluctuations in the past. From July 10, 2006 through July 10, 2007, our common stock has traded at prices as low as $5.25 per share and as high as $31.16 per share. The market price of the common stock could continue to fluctuate in the future in response to various factors, including, but not limited to: quarterly variations in operating results; our ability to control costs and improve cash flow; announcements of technological innovations or new products by us or our competitors; changes in investor perceptions; and new products or product enhancements by us or our competitors. The stock market in general has continued to experience volatility which may further affect our stock price. As such, you may not be able to resell your shares of common stock at or above the price you paid for them.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, including, without limitation, statements concerning possible or assumed future results of operations and those preceded by, followed by or that include the words “believes,” “could,” “expects,” “intends,” “anticipates,” or similar expressions. Our actual results could differ materially from these anticipated in the forward-looking statements for many reasons including our ability to raise capital when necessary; availability of parts and raw materials for our products; continued customer acceptance of our products; on-going success of our research and development efforts and other risks described elsewhere in this prospectus. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell shares from time to time in negotiated transactions, brokers transactions or a combination of such methods at market prices prevailing at the time of the sale or at negotiated prices.

SELLING SECURITY HOLDERS

The following table sets forth the names of the Selling Security Holders, the securities beneficially owned by them, and the number of offered shares which may be offered for sale pursuant to this prospectus by each of the Selling Security Holders.

All information with respect to share ownership has been furnished by the Selling Security Holders. The offered shares may be offered from time to time by the Selling Security Holders named below. However, the Selling Security Holders are not obligated to sell any offered shares immediately under this prospectus. The table assumes that all of the offered shares held by the Selling Security Holders are sold, and that the Selling Security Holders acquire no additional shares of common stock before the completion of this offering.

Beneficial ownership is determined in accordance with the rules of the SEC, and for calculating the shares and percentage beneficially owned by each Selling Security Holder includes any securities which the person has the right to acquire within 60 days of the date of this prospectus through the conversion or exercise of any security or right.

Unless otherwise indicated below, each of the Selling Security Holders acquired the common stock included in this Registration Statement in a private placement that closed on December 20, 2006, at a price of $11.75 per share, resulting in gross proceeds to us of $152,750,000.

Name and Address of Selling Securityholder	Number of Shares Beneficially Owned Before Offering	Number of Shares to be Offered Pursuant to this Prospectus (1)	Number of Shares Beneficially Owned after Offering	Percentage of Class Owned After Offering (2)

Calm Waters Partnership (3) c/o Baraboo Growth, LLC 115 S. 84th St. Suite 200 Milwaukee, WI 53214	3,250,000	750,000	2,500,000	3.67%

Longview Fund, LP (4) c/o Viking Asset Management 600 Montgomery St., 44th Floor San Francisco, CA 94111	100,000	100,000	0	*

Midsummer Investment LTD (5) c/o Midsummer Capital 295 Madison Ave., 38th Floor New York, NY 10017	3,778,300	200,000	1,778,300	2.61%

Harbour Holdings Ltd. (6) c/o Skylands Capital, LLC 1200 N. Mayfair Rd., Suite 250 Milwaukee, WI 53226	657,300	117,300	540,000	*

Skylands Special Investment LLC (7) c/o Skylands Capital, LLC 1200 N. Mayfair Rd., Suite 250 Milwaukee, WI 53226	311,700	56,700	255,000	*

Skylands Special Investment II LLC (8) c/o Skylands Capital, LLC 1200 N. Mayfair Rd., Suite 250 Milwaukee, WI 53226	43,500	8,000	35,500	*

Skylands Quest LLC (9) c/o Skylands Capital, LLC 1200 N. Mayfair Rd., Suite 250 Milwaukee, WI 53226	98,000	18,000	80,000	*

Ardsley Partners Fund II, LP (10) 262 Harbor Drive, 4th Floor Stamford, CT 06902	208,400	208,400	0	*

Ardsley Partners Institutional Fund, LP (11) 262 Harbor Drive, 4th Floor Stamford, CT 06902	127,000	127,000	0	*

Ardsley Offshore Fund, Ltd. (12) 262 Harbor Drive, 4th Floor Stamford, CT 06902	158,500	158,500	0	*

Marion Lynton (13) 262 Harbor Drive, 4th Floor Stamford, CT 06902	6,100	6,100	0	*

DKR Sound Shore Oasis Holding Fund Ltd. (14) c/o DKR Capital Partners LP 1281 E. Main Street Stamford, CT 06902	100,000	100,000	0	*

Alydar Fund LP (15) 222 Berkeley St., 17th Floor Boston, MA 02116	13,176	13,176	0	*

Alydar Fund Limited (16) 222 Berkeley St., 17th Floor Boston, MA 02116	500,485	500,485	0	*

Alydar QP Fund LP (17) 222 Berkeley St., 17th Floor Boston, MA 02116	186,339	186,339	0	*

Atlas Master Fund (18) 135 E. 57th St., 27th Floor New York, NY 10022	940,000	920,000	20,000	*

John Hancock Technology Leaders Fund (nominee: HARE & CO.) (19) 101 Huntington Ave., 6th Floor Boston, MA 02199	3,000	3,000	0	*

John Hancock Small Cap Equity Fund (nominee: HARE & CO.) (20) 101 Huntington Ave., 6th Floor Boston, MA 02199	1,554,500	390,000	1,164,500	1.71%

JHF II Emerging Growth Fund (nominee: CANALSIDE & CO.) (21) 101 Huntington Ave., 6th Floor Boston, MA 02199	338,600	115,000	223,600	*

JHT Emerging Growth Trust (nominee: BELIE & Co.) (22) 101 Huntington Ave., 6th Floor Boston, MA 02199	55,300	20,000	35,300	*

John Hancock Technology Fund (nominee: HARE & CO.) (23) 101 Huntington Ave., 6th Floor Boston, MA 02199	222,000	222,000	0	*

George Weiss Associates, Inc. Profit Sharing Plan (24) c/o George Weiss Associates, Inc. One State Street, 20th Floor Hartford, CT 06103	300,000	300,000	0	*

IOU Limited Partnership (25) c/o George Weiss Associates, Inc. One State Street, 20th Floor Hartford, CT 06103	350,000	350,000	0	*

OGI Associates LLC (26) c/o George Weiss Associates, Inc. One State Street, 20th Floor Hartford, CT 06103	97,580	97,580	0	*

Weiss Multi-Strategy Partners LLC (27) c/o George Weiss Associates, Inc. One State Street, 20th Floor Hartford, CT 06103	2,420	2,420	0	*

Lagunitas Partners LP (28) c/o Gruber & McBaine Capital Management 50 Osgood Place, Penthouse San Francisco, CA 94133	1,118,000	100,000	1,018,000	1.49%

Gruber & McBaine International (29) c/o Gruber & McBaine Capital Management 50 Osgood Place, Penthouse San Francisco, CA 94133	306,000	20,000	286,000	*

Trustees of Hamilton College (30) c/o Gruber & McBaine Capital Management 50 Osgood Place, Penthouse San Francisco, CA 94133	89,000	20,000	69,000	*

The Wallace Foundation (31) c/o Gruber & McBaine Capital Management 50 Osgood Place, Penthouse San Francisco, CA 94133	72,500	20,000	52,500	*

Jon D and Linda W Gruber Trust (32) c/o Gruber & McBaine Capital Management 50 Osgood Place, Penthouse San Francisco, CA 94133	156,250	20,000	136,250	*

J Patterson McBaine (33) c/o Gruber & McBaine Capital Management 50 Osgood Place, Penthouse San Francisco, CA 94133	188,400	20,000	168,400	*

Fidelity Commonwealth Trust: Fidelity Small Cap Retirement Fund (nominee: Bangle and Co) (34) 82 Devonshire St. Boston, MA 02109	200,000	200,000	0	*

Franklin Templeton Small Cap Growth Fund (Metlife Series) (nominee: AUTERMOORING & CO) (35) c/o Franklin Templeton Investments One Franklin Pkwy San Mateo, CA 94403	76,100	76,100	0	*

Minnesota Life General Account Small Cap Growth (nominee: EMSEG & CO) (36) c/o Franklin Templeton Investments One Franklin Pkwy San Mateo, CA 94403	35,300	35,300	0	*

Transamerica Franklin Small Mid Cap Growth Fund (nominee: GERLACH & CO.) (37) c/o Franklin Templeton Investments One Franklin Pkwy San Mateo, CA 94403	40,600	40,600	0	*

VALIC Company II Small Cap Growth (nominee: NEWBRIDGE + CO) (38) c/o Franklin Templeton Investments One Franklin Pkwy San Mateo, CA 94403	28,100	28,100	0	*

FSS-Franklin Small Cap Growth Fund II (nominee: HARE & CO.) (39) c/o Franklin Templeton Investments One Franklin Pkwy San Mateo, CA 94403	601,000	601,000	0	*

FSS-Franklin Small-Mid Cap Growth Fund (nominee: HARE & CO.) (40) c/o Franklin Templeton Investments One Franklin Pkwy San Mateo, CA 94403	4,316,100	4,316,100	0	*

FTIF Franklin US Small-Mid Cap Growth Fund (nominee: CUDD & CO.) (41) c/o Franklin Templeton Investments One Franklin Pkwy San Mateo, CA 94403	25,400	25,400	0	*

Franklin US Small-Mid Cap Growth Fund (nominee: HARE & CO.) (42) c/o Franklin Templeton Investments One Franklin Pkwy San Mateo, CA 94403	12,800	12,800	0	*

FTIF-Franklin Aggressive Growth Fund (nominee: EGGER & CO) (43) c/o Franklin Templeton Investments One Franklin Pkwy San Mateo, CA 94403	166,900	166,900	0	*

Franklin Aggressive Growth Fund (nominee: HARE & CO.) (44) c/o Franklin Templeton Investments One Franklin Pkwy San Mateo, CA 94403	88,400	88,400	0	*

AXA Premier VIP Small Mid Cap Growth Portfolio (nominee: CUDD & CO.) (45) c/o Franklin Templeton Investments One Franklin Pkwy San Mateo, CA 94403	110,500	110,500	0	*

AXA Premier VIP Smid Cap Growth Fund (nominee: CUDD &CO.) (46) c/o Franklin Templeton Investments One Franklin Pkwy San Mateo, CA 94403	28,800	28,800	0	*

SEI U.S. Small Companies Fund (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	27,700	27,700	0	*

Optimix Investment Management Limited (nominee: GERLACH & CO) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	17,900	17,900	0	*

Goldman Sachs Global Manager Strategies (nominee: Hare & Co) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	32,200	32,200	0	*

JB Were Global Small Companies Fund - CFS (nominee: GERLACH & CO) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	52,800	52,800	0	*

NZ Funds Global Small Companies Trust (nominee: GERLACH & CO) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	15,700	15,700	0	*

SEI Institutional Investments Trust, Small Cap Fund (nominee: HARE & CO) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	166,100	166,100	0	*

SEI Institutional Managed Trust, Small Cap Growth Fund (nominee: HARE & CO) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	201,900	201,900	0	*

SEI Institutional Investments Trust, Small/Mid Cap Equity Fund (nominee: HARE & CO) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	132,500	132,500	0	*

Seligman Global Fund Series, Inc. - Global Smaller Companies Fund (nominee: CUDD & CO) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	91,300	91,300	0	*

Retail Employees Superannuation Trust (nominee: CUDD & CO) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	77,400	77,400	0	*

Australian Retirement Fund (nominee: CUDD & CO) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	65,800	65,800	0	*

Central States, Southeast and Southwest Areas Pension Fund (nominee: Mac & Co) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	188,000	188,000	0	*

Talvest Small Cap Cdn. Equity Fund (nominee: Mac & Co) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	7,200	7,200	0	*

Talvest Global Small Cap Fund (nominee: Mac & Co) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	20,600	20,600	0	*

Maritime Life Discovery Fund (nominee: Mac & Co) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	34,900	34,900	0	*

BC Telecom Pension Plan for Management and Exempt Employees (nominee: Mac & Co) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	10,700	10,700	0	*

Pension Plan for Management and Professionals of TELUS Corp-Alpha (nominee: Mac & Co) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	22,800	22,800	0	*

Telstra Super Pty Ltd (nominee: Hare & Co) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	56,400	56,400	0	*

Stichting Bedrijfstakpensionefonds voor Het Veroepsvervoer Over De Weg (nominee: Booth & Co.) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	37,600	37,600	0	*

J B Were Global Small Companies Pooled Fund (nominee: Hare & Co) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	291,400	291,400	0	*

Stichting Bedrijfstakpensioenfonds voor de Media PNO (nominee: KAS Depositary Trust Co.) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	59,100	59,100	0	*

WTC-CTF Smaller Companies Portfolio (nominee: FINWELL + CO) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	46,100	46,100	0	*

Wellington Management Portfolios (Dublin) - Global Smaller Companies Equity (nominee: SQUIDLAKE + CO) (47) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	43,900	43,900	0	*

Capital Ventures International (48) 101 California Street, Suite 3250 San Francisco, CA 94111	400,000	400,000	0	*

*              less than 1%

(1) Assumes all shares are sold pursuant to this prospectus.

(2) Based on 68,207,649 shares of common stock issued and outstanding as of July 10, 2007.

(3) Richard S. Strong, as Managing Partner, has voting and investment control over the securities held by Calm Waters Partnership.

(4) Peter T. Benz, as Chairman of Viking Asset Management, Investment Advisor to Longview Fund, LP, has voting and investment control over the securities held by Longview Fund.

(5) Scott Kaufman and Michel Amsalem, as Directors, have voting and investment control over the securities held by Midsummer Investment Ltd.

(6) Charles A. Paquelet, as Investment Advisor, has voting and investment control over the securities held by Harbour Holdings Ltd.

(7) Charles A. Paquelet, as President of Skylands Capital LLC, the managing member of Skylands Special Investment LLC, has voting and investment control over the securities held by Skylands Special Investment LLC.

(8) Charles A. Paquelet, as President of Skylands Capital LLC, the managing member of Skylands Special Investment II LLC, has voting and investment control over the securities held by Skylands Special Investment II LLC.

(9) Charles A. Paquelet, as President of Skylands Capital LLC, the managing member of Skylands Quest LLC, has voting and investment control over the securities held by Skylands Quest LLC.

(10) Phil Hempleman, as General Partner, has voting and investment control over the securities held by Ardsley Partners Fund II, L.P.

(11) Phil Hempleman, as General Partner, has voting and investment control over the securities held by Ardsley Partners Institutional Fund, L.P.

(12) Phil Hempleman, as Investment Advisor, has voting and investment control over the securities held by Ardsley Offshore Fund, Ltd.

(13) Phil Hempleman, as Investment Advisor, has voting and investment control over the securities held by Ms. Lynton.

(14) The investment manager of DKR SoundShore Oasis Holding Fund Ltd. (the “Fund”) is DKR Oasis Management Company LP (the “Investment Manager”). The Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund.  Mr. Seth Fischer is the Managing Partner of Oasis Management Holdings LLC, one of the General Partners of the Investment Manager. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares.

(15) John Murphy, as General Partner of Alydar Capital LLC, the Managing Partner of Alydar Fund LP, has voting and investment control over the securities held by Alydar Fund, LP.

(16) John Murphy, as General Partner of Alydar Capital LLC, the Managing Partner of Alydar Fund Limited, has voting and investment control over the securities held by Alydar Fund, Limited.

(17) John Murphy, as General Partner of Alydar Capital LLC, the Managing Partner of Alydar QP Fund LP, has voting and investment control over the securities held by Alydar QP Fund, LP.

(18) Balyasny Asset Management LP (“BAM”) is the Investment Advisor to Atlas Master Fund, Ltd. and Dmitry Balyasny is the sole Managing Member of the General Partner to BAM.  By virtue of such relationship, BAM and Mr. Balyasny share dispositive and voting control over the securities beneficially owned by Atlas Master Fund and therefore, also beneficially own such securities.

(19) Tom Norton, as Portfolio Manager, has voting and investment control over the securities held by John Hancock Technology Leaders Fund.

(20) Alan E. Norton, as Portfolio Manager, has voting and investment control over the securities held by John Hancock Small Cap Equity Fund.

(21) Alan E. Norton, as Portfolio Manager, has voting and investment control over the securities held by JHF II Emerging Growth Fund.

(22) Alan E. Norton, as Portfolio Manager, has voting and investment control over the securities held by JHT Emerging Growth Trust.

(23) Tom Norton, as Portfolio Manager, has voting and investment control over the securities held by John Hancock Technology Fund.

(24)  Steven C. Kleinman, as Chief Financial Officer of Weiss Multi-Strategy Advisors LLC, Investment Advisor to George Weiss Associates, Inc. Profit Sharing Plan, has voting and investment control over the securities held by George Weiss Associates, Inc. Profit Sharing Plan.

(25) Steven C. Kleinman, as Chief Financial Officer of Weiss Multi-Strategy Advisors LLC, Investment Advisor to IOU Limited Partnership, has voting and investment control over the securities held by IOU Limited Partnership.

(26) Steven C. Kleinman, as Chief Financial Officer of Weiss Multi-Strategy Advisors LLC, Investment Advisor to OGI Associates LLC, has voting and investment control over the securities held by OGI Associates.

(27) Steven C. Kleinman, as Chief Financial Officer of Weiss Multi-Strategy Advisors LLC, Investment Advisor to Weiss Multi-Strategy Partners LLC, has voting and investment control over the securities held by Weiss Multi-Strategy Partners LLC.

(28) Jon D Gruber and J Patterson McBaine, as Managers of Gruber & McBaine Capital Management, have the power to vote or dispose of the securities held by Lagunitas Partners LP.

(29) Jon D Gruber and J Patterson McBaine, as Managers of Gruber & McBaine Capital Management, have the power to vote or dispose of the securities held by Gruber & McBaine International.

(30) Jon D Gruber and J Patterson McBaine, as Managers of Gruber & McBaine Capital Management, have the power to vote or dispose of the securities held by Trustees of Hamilton College.

(31) Jon D Gruber and J Patterson McBaine, as Managers of Gruber & McBaine Capital Management, have the power to vote or dispose of the securities held by The Wallace Foundation.

(32) Jon D Gruber, as Trustee, has voting and investment control over the securities held by the Jon D and Linda W Gruber Trust.

(33) J. Patterson McBaine has voting and investment control over the securities held in his name.

(34) The entity is a registered investment fund (the “Fund”) advised by Fidelity Management & Research Company (“FMR Co.”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 12,820,512 shares of the preferred stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the

Securities owned by the Fund. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees.  The Fund is an affiliate of a broker-dealer.  The Fund purchased the Securities in the ordinary course of business and, at the time of the purchase of the Securities to be resold, the Fund did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes or conversion shares.

(35) MetLife Advisers, LLC, a Delaware limited liability company, is the fund’s advisor.  Franklin Advisers, Inc., a California corporation, is the fund’s sub-advisor and as such has voting and investment control over the shares held by the fund.  Michael McCarthy, as Senior Vice President, Director—Equity Research, Portfolio Management—Equity, Franklin Advisers, Inc., may be considered a beneficial owner of any shares deemed to be beneficially owned by the fund, however, Mr. McCarthy disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(36) Advantus Capital Management Inc., a wholly-owned subsidiary of the Securian Financial Group, Inc., is the fund’s advisor.  Franklin Advisers, Inc., a California corporation, is the fund’s advisor and as such has voting and investment control over the shares held by the fund.  Michael McCarthy, as Senior Vice President, Director—Equity Research, Portfolio Management—Equity, Franklin Advisers, Inc., may be considered a beneficial owner of any shares deemed to be beneficially owned by the fund, however, Mr. McCarthy disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(37) Franklin Advisers, Inc., a California corporation, is the fund’s advisor and as such has voting and investment control over the shares held by the fund.  Edward B. Jamieson, as  President, Chief Investment Officer—Equities, Portfolio Management—Equity, Franklin Advisers, Inc., may be considered a beneficial owner of any shares deemed to be beneficially owned by the fund, however, Mr. Jamieson disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(38) Variable Annuity Life Insurance Company (VALIC), a life insurance company organized under Chapter 3 of the Texas Insurance Code, is the fund’s advisor.  Franklin Advisers, Inc., a California corporation, is the fund’s sub-advisor and as such has voting and investment control over the shares held by the fund.  Michael McCarthy, as Senior Vice President, Director—Equity Research, Portfolio Management—Equity, Franklin Advisers, Inc., may be considered a beneficial owner of any shares deemed to be beneficially owned by the fund, however, Mr. McCarthy disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(39) Franklin Advisers, Inc., a California corporation, is the fund’s advisor and as such has voting and investment control over the shares held by the fund.  Michael McCarthy, as Senior Vice President, Director—Equity Research, Portfolio Management—Equity, Franklin Advisers, Inc., may be considered a beneficial owner of any shares deemed to be beneficially owned by the fund, however, Mr. McCarthy disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(40)  Franklin Advisers, Inc., a California corporation, is the fund’s advisor and as such has voting and investment control over the shares held by the fund.  Edward B. Jamieson, as  President, Chief Investment Officer—Equities, Portfolio Management—Equity, Franklin Advisers, Inc., may be considered a beneficial owner of any shares deemed to be beneficially owned by the fund, however, Mr. Jamieson disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(41) Franklin Advisers, Inc., a California corporation, is the fund’s advisor and as such has voting and investment control over the shares held by the fund.  Edward B. Jamieson, as  President, Chief Investment Officer—Equities, Portfolio Management—Equity, Franklin Advisers, Inc., may be considered a beneficial owner of any shares deemed to be beneficially owned by the fund, however, Mr. Jamieson disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(42) Franklin Advisers, Inc., a California corporation, is the fund’s advisor and as such has voting and investment control over the shares held by the fund.  Edward B. Jamieson, as  President, Chief Investment Officer—Equities, Portfolio Management—Equity, Franklin Advisers, Inc., may be considered a beneficial owner of any shares deemed to be beneficially owned by the fund, however, Mr. Jamieson disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(43) Franklin Advisers, Inc., a California corporation, is the fund’s advisor and as such has voting and investment control over the shares held by the fund.  Robert Dean, as Vice President, Research Analyst, Portfolio Manager, Portfolio Management—Equity, Franklin Advisers, Inc., may be considered a beneficial owner of any shares deemed to be beneficially owned by the fund, however, Mr. Dean disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(44) Franklin Advisers, Inc., a California corporation, is the fund’s advisor and as such has voting and investment control over the shares held by the fund.  Robert Dean, as Vice President, Research Analyst, Portfolio Manager, Portfolio Management—Equity, Franklin Advisers, Inc., may be considered a beneficial owner of any shares deemed to be beneficially owned by the fund, however, Mr. Dean disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(45) AXA Equitable Life Insurance Company, a New York stock life insurance corporation, is the fund’s advisor.  Franklin Advisers, Inc., a California corporation, is the fund’s sub-advisor and as such has voting and investment control over the shares held by the fund.

Michael McCarthy, as Senior Vice President, Director—Equity Research, Portfolio Management—Equity, Franklin Advisers, Inc., may be considered a beneficial owner of any shares deemed to be beneficially owned by the fund, however, Mr. McCarthy disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(46) AXA Equitable Life Insurance Company, a New York stock life insurance corporation, is the fund’s advisor.  Franklin Advisers, Inc., a California corporation, is the fund’s sub-advisor and as such has voting and investment control over the shares held by the fund.  Edward B. Jamieson, as  President, Chief Investment Officer—Equities, Portfolio Management—Equity, Franklin Advisers, Inc., may be considered a beneficial owner of any shares deemed to be beneficially owned by the fund, however, Mr. Jamieson disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(47) Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(48) Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares.  Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI acquired the shares of common stock included in this Registration Statement in a private transaction from an investor in the December 2006 private placement.

PLAN OF DISTRIBUTION

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares from time to time:

•                 in transactions on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the  time  of  sale;  or

•                 in private  transactions and transactions otherwise than on these exchanges or  systems;  or

•                 at prices related to such prevailing market prices, or

•                 in negotiated  transactions, or

•                 in a combination of such methods of sale; or

•                 any other method permitted by law.

The selling stockholders may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may  receive  compensation  in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers  may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

Any  broker-dealers who act in connection with the sale of its shares are “underwriters” within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities  Act.

On  or  prior  to  the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that they and any securities broker-dealers  or  others  who  are  deemed to be statutory underwriters  will be governed by the prospectus delivery requirements under the Securities Act. Under  applicable  rules  and regulations under the Securities Exchange  Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security  owners will be governed by the applicable provisions of the Securities Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of  purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders  that the anti-manipulation  rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholders that they may not:

•                 engage in any stabilization activity in connection with any of the shares;

•                 bid for or purchase any of the shares or any rights to acquire the shares,

•                 attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or

•                 effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the selling stockholder that it must effect all sales of shares in  broker’s  transactions,  through  broker-dealers  acting  as  agents,  in transactions  directly  with  market  makers,  or  in  privately  negotiated transactions  where no broker or other third party, other than the purchaser, is involved.

The  selling  stockholder  may  indemnify any broker-dealer that participates in transactions  involving  the  sale  of  the  shares against certain liabilities, including  liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholder would be able to sell its shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We have the authority to issue 300,000,000 shares of common stock.  Each share of our common stock has identical rights and privileges. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our shareholders and are entitled to one vote for each share of common stock held. There are no cumulative voting rights.

The holders of our common stock are entitled to share equally in dividends and other distributions that our board of directors may declare from time to time out of funds legally available for that purpose, if any, after the satisfaction of any prior rights and preferences of any outstanding preferred stock. If we liquidate, dissolve or wind up, the holders of shares of common stock will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and our obligations to holders of our outstanding preferred stock.

The holders of our common stock have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions.

INTEREST OF NAMED EXPERTS AND COUNSEL

No  expert  or  counsel  will receive a direct or indirect interest in the issuer  or  was  a  promoter,  underwriter,  voting trustee, director, officer,  or employee of Force Protection, Inc. Nor does any such expert or counsel have any contingent based agreement with us or any other interest in or connection to us.

MATERIAL CHANGES

There have been no material developments since the July 12, 2007 filing of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, that are not described in a subsequent report on Form 10-Q or Form 8-K.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, in accordance with the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy and information statements, and other information filed with the SEC are available to the public over the Internet at the SEC’s World Wide Website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus also does not contain all the information set forth in the registration statement. For further information, you can obtain the complete registration statement and the documents incorporated herein by reference from the SEC offices listed above.

We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. You should also be aware that the information in this prospectus may change after this date.

The following documents, which have been filed with the SEC by Force Protection, Inc. are incorporated in this prospectus by reference and made a part of it. The SEC file number for all documents which are incorporated by reference is 001-33253.

1)             Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and amendments thereto filed on June 11, 2007 and July 12, 2007.

2)             Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 and the amendment thereto filed on July 19, 2007.

3)             Current Reports on Form 8-K filed with the SEC on January 12, 2007, January 18, 2007, January 25, 2007, February 5, 2007, February 20, 2007, March 6, 2007, March 15, 2007, March 28, 2007, April 23, 2007, April 27, 2007, May 9, 2007, June 5, 2007, June 26, 2007 and July 18, 2007.

4)             All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of fiscal year ended December 31, 2006.

In addition, any amendments to these document and all other reports, proxy statements and other documents of Force Protection hereafter filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this prospectus, shall be deemed to be incorporated in this prospectus and made a part of it by reference from the date of filing of each of these documents. Statements in this prospectus modify and supersede statements contained in all earlier documents incorporated by reference in this prospectus. Further, all future documents incorporated by reference will modify and supersede this prospectus.

We undertake to provide without charge to each person to whom this prospectus is delivered, upon the written or oral request, a copy of any and all of the information that has been incorporated by reference in the prospectus. Exhibits to the information that is incorporated by reference will be included only if the exhibits are specifically incorporated by reference into the information that the prospectus incorporates. Requests should be directed to Michael Durski, Chief Financial Officer, Force Protection, Inc., 9801 Highway 78, Bldg #1, Ladson, South Carolina 29456, telephone number (843) 740-7015.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Our Articles of Incorporation, as amended, provide that no director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for: (i) any breach of the director’s duty of loyalty to the corporation or its shareholders; or (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

Our Bylaws provide that we shall indemnify a person made or threatened to be made a party to a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding by reason of such person’s present or former capacity as our director, officer, employee or agent if such person: (a) has not been indemnified by another organization or employee benefit plan for the same judgment, penalty or fine; (b) acted in good faith; (c) received no improper personal benefit and, if a director, had no improper conflict of interest; (d) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (e) reasonably believed that the conduct complained of was in our best interests or was not opposed to our best interests.

Unless prohibited or limited by our Articles of Incorporation, as amended, or Bylaws, we must indemnify our current and former directors, officers and employees who are made or threatened to be made a party to certain proceedings by reason of their present or former official capacity with us, against judgments, penalties, fines, settlements, and reasonable expenses (including attorney’s fees) incurred in connection with such proceedings. “Proceeding,” means a threatened, pending or completed civil, criminal, administrative or investigative action, including a derivative action in our name. Reference is made to the detailed terms of the Nevada statute for a complete statement of such indemnification right.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is unenforceable for that reason.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated as follows:

Securities and Exchange Commission fee	$27,138
Legal Fees and expenses	$30,000
Accountants’ fees and expenses	$18,000
Miscellaneous	$862

Total	$76,000

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expenses arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation’s request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

EXHIBITS

NUMBER	DESCRIPTION

2.1	Agreement and Plan of Merger (included as Attachment A to exhibit 99.2 to the Form DEF 14A filed November 19, 2004, and incorporated herein by reference).

3.1	Articles of Incorporation (included as Attachment B to exhibit 99.2 to the Form DEF 14A filed November 19, 2004, and incorporated herein by reference).

3.2	By-Laws (included as Attachment C to exhibit 99.2 to the Form DEF 14A filed November 19, 2004, and incorporated herein by reference).

3.3	Amended Articles of Incorporation (included as Attachment D to exhibit 99.2 to the Form DEF 14A filed November 19, 2004, and incorporated herein by reference).

4.1	Certificate of Designation for Series D Convertible Preferred Stock, dated January 19, 2005 (included as exhibit 4.1 to the Form 8-K filed January 27, 2005, and incorporated herein by reference).

4.2	Form of Common Stock Purchase Warrant, dated January 19, 2005, (included as Exhibit 4.2 to the Form 8-K filed January 27, 2005, and incorporated herein by reference).

4.3	Securities Purchase Agreement, dated January 19, 2005 (included as Exhibit 4.3 to the Form 8-K filed January 27, 2005, and incorporated herein by reference).

4.4	Registration Rights Agreement, dated January 19, 2005 (included as Exhibit 4.4 to the Form 8-K filed January 27, 2005, and incorporated herein by reference).

4.5	Amended and Restated Certificate of Designation for Series B Convertible Preferred Stock (included as exhibit 4.1 of the Form 8-K filed February 15, 2005, and incorporated herein by reference).

4.6	Amended and Restated Certificate of Designation for Series C Convertible Preferred Stock (included as exhibit 4.2 of the Form 8-K filed February 15, 2005, and incorporated herein by reference).

4.7	Bridge Facility between the Company and GC Financial Services, Inc., dated September 29, 2005 (included as Exhibit 4.1 to the Form 8-K filed July 8, 2005, and incorporated herein by reference).

4.8	Demand Note between the Company and GC Financial Services, Inc., dated September 29, 2005 (included as Exhibit 4.2 to the Form 8-K filed July 8, 2005, and incorporated herein by reference).

5.1*	Opinion re: Legality of Amy M. Trombly

10.1

Series B Convertible Preferred Stock Purchase Agreement between the Company and Ashford Capital, LLC, dated December 27, 2001 (included as exhibit 10.1 to the Form 8-K filed January 7, 2002, and incorporated herein by reference).

10.2

Series C Convertible Preferred Stock Purchase Agreement between the Company and eFund Capital Partners, LLC, dated December 27, 2001 (included as exhibit 10.2 to the Form 8-K filed on January 7, 2002, and incorporated herein by reference).

10.3	Industrial Lease between the Company and Aerospace/Defense, Inc., dated September 2, 2003 (included as Exhibit 10.12 to the Form 10-QSB filed August 13, 2004, and incorporated herein by reference).

10.4

Modification of Business Asset Sale, License Agreement & Assignment of Rights between the Company and Rockwell Power Systems, Inc., dated September 15, 2003 (included as exhibit 2.3 to the Form 10-QSB filed November 18, 2003, and incorporated herein by reference).

10.5

Form of Subscription Agreement between the Company and Gamma Opportunity Capital Partners, LP, Longview Fund, LP, Alpha Capital Aktiengesellschaft, Domino International Ltd, Magellan International Ltd, and Mountain Ridge Capital LLC, dated March 23, 2004 (included as exhibit 4 to the Form 8-K filed on March 26, 2004, and incorporated herein by reference).

10.6	Royalty Agreement between the Company and J.J. van Eck, dated April 1, 2004 (included as exhibit 10.13 to the Form 10-QSB filed August 13, 2004, and incorporated herein by reference).

10.7	Contract between the Company and the U.S. Marines, dated April 21, 2004 (included as exhibit 10.14 to the 10-QSB filed August 13, 2004, and incorporated herein by reference).

10.8	Term Sheet between the Company and GC Financial Services, Inc., dated September 16, 2004 (included as exhibit 10.14 to the 10-QSB filed November 15, 2004, and incorporated herein by reference).

10.9

Letter re: Industrial Lease Agreement between the Company and Aerospace/Defense, Inc., dated July 13, 2004 (included as Exhibit 10.11 to the Form 10-QSB filed August 13, 2004, and incorporated herein by reference).

10.10	Letter Contract awarded to the Company by the Department of the Army dated November 18, 2004 (as described in the 8-K filed November 24, 2004, and incorporated herein by reference).

10.11	Employment Agreement between the Company and Gordon McGilton, dated January 27, 2005 (included as Exhibit 10.22 to the Form 10-KSB/A filed April 22, 2005, and incorporated herein by reference).

10.12	Employment Agreement between the Company and Ted McQuinn, dated February 4, 2005 (included as Exhibit 10.23 to the Form 10-KSB/A filed April 22, 2005, and incorporated herein by reference).

10.13

Order for Supplies or Services between the Company and U.S. Department of Defense, dated May 13, 2005 (included as Exhibit 10.1 to the Form 8-K filed May 18, 2005, and incorporated herein by reference).

10.14

Order for Supplies or Services between the Company and U.S. Department of Defense, dated May 18, 2005 (included as Exhibit 10.1 to the Form 8-K filed May 23, 2005, and incorporated herein by reference).

10.15

Order for Supplies or Services and Delivery Order between the Company and U.S. Department of Defense, dated September 23, 2005 (included as Exhibit 10.1 to the Form 8-K filed September 27, 2005, and incorporated herein by reference).

10.16	Purchase and Sale Agreement the Company and GC Financial Services, Inc., dated September 29, 2005 (included as Exhibit 10.1 to the Form 8-K filed July 8, 2005, and incorporated herein by reference).

10.17	Security Agreement the Company and GC Financial Services, Inc., dated September 29, 2005 (included as Exhibit 10.2 to the Form 8-K filed July 8, 2005, and incorporated herein by reference).

10.18	Purchase Order between the Company and Ricardo Engineering, dated September 29, 2005 (included as Exhibit 10.1 to the Form 8-K filed July 19, 2005, and incorporated herein by reference).

10.19

Solicitation/Contract/Order for Commercial Items and Delivery Order between the Company and the United States Marine Corps, dated September 7, 2005 (included as Exhibit 10.1 to the Form 8-K filed September 9, 2005, and incorporated herein by reference).

10.20	Engineering Services Agreement between the Company and TecStar, dated August 22, 2005 (included as Exhibit 10.31 to the Form 10-QSB filed November 11, 2005, and incorporated herein by reference).

10.21	Contract between the Company and the United States Army (included as Exhibit 10.36 to the Form 10-K filed April 13, 2006, and incorporated herein by reference).

10.22	Form of Common Stock Purchase Agreement dated July 24, 2006 (included as exhibit 10.1 to the Form 8K filed on July 25, 2006, and incorporated herein by reference).

10.23

Production License Agreement between the Company and BAE Systems Land & Armaments, LP, dated June 13, 2006 (included as Exhibit 10.1 to the Form 10-Q filed August 14, 2006, and incorporated herein by reference).

10.24

Logistic Support Agreement between the Company and BAE Systems Land & Armaments, LP, dated June 13, 2006 (included as Exhibit 10.2 to the Form 10-Q filed August 14, 2006, and incorporated herein by reference).

10.25	Contract between the Company and the British Ministry of Defense, dated August 11, 2006 (included as Exhibit 10.1 to the Form 8-K filed August 17, 2006, and incorporated herein by reference).

10.26

Memorandum of Agreement and Cooperation between the Mechem, a division of Denel (PTY), Ltd., and the Company, dated September 28, 2006 (included as Exhibit 10.1 to the Form 8-K filed September 28, 2006, and incorporated herein by reference).

10.27

Memorandum of Understanding between the Company and General Dynamics Land Systems, Inc., dated November 9, 2006 (included as Exhibit 10.1 to the Form 8-K filed November 17, 2006, and incorporated herein by reference).

10.28

Memorandum of Understanding between the Company and Stewart & Stevenson Tactical Vehicle Systems LP d/b/a Tactical Vehicle Systems, a Division of Armor Holdings, Inc., dated November 10, 2006 (included as Exhibit 10.1 to the Form 8-K filed November 20, 2006, and incorporated herein by reference).

10.29	Form of Securities Purchase Agreement dated December 20, 2006 (included as Exhibit 10.1 to the Form 8-K filed December 21, 2006, and incorporated herein by reference).

10.30	Certificate of the Company’s Corporate Secretary, dated January 10, 2007 (included as Exhibit 10.2 to the Form S-8 filed January 12, 2007, and incorporated herein by reference).

10.31	Common Stock Purchase Option issued by the Company to Gordon McGilton, dated January 10, 2006 (included as Exhibit 10.2 to the Form S-8 filed January 12, 2007, and incorporated herein by reference).

10.32	Common Stock Purchase Warrant issued by the Company to Gordon McGilton, dated October 31, 2006 (included as Exhibit 10.3 to the Form S-8 filed January 12, 2007, and incorporated herein by reference).

10.33	Letter contract issued to the Company by the U.S. Marine Corps, dated January 11, 2007 (included as Exhibit 10.1 to the Form 8-K filed January 18, 2007, and incorporated herein by reference).

10.34	Employment Offer Letter between the Company and Michael S. Durski, dated January 19, 2007 (included as Exhibit 10.1 to the Form 8-K filed January 25, 2007, and incorporated herein by reference).

10.35	Letter Contract issued to the Company by the United States Marine Corps, dated January 25, 2007 (included as Exhibit 10.1 to the Form 8-K filed February 5, 2007, and incorporated herein by reference).

10.36

Letter Contract issued to the Company by the United States Marine Corps dated February 14, 2007 (included as Exhibit 10.1 to the Form 8-K filed February 20, 2007, and incorporated herein by reference).

10.37	Letter Contract issued to the Company by the U. S. Marine Corps dated March 9, 2007 (included as Exhibit 10.1 to the Form 8-K filed March 15, 2007, and incorporated herein by reference).

10.38

Purchase and Sale Agreement between the Company and NEWTEC Services Group, Inc. dated March 9, 2007 (included as Exhibit 10.2 to the Form 8-K filed March 15, 2007, and incorporated herein by reference).

10.39

Asset Purchase Agreement between Force Protection Technologies, Inc. and Lati USA, Inc. dated March 22, 2007 (included as Exhibit 10.1 to the Form 8-K filed March 28, 2007, and incorporated herein by reference).

10.40

Assignment and Assumption Agreement between Force Protection Technologies, Inc. and Lati USA, Inc. dated March 22, 2007 (included as Exhibit 10.2 to the Form 8-K filed March 28, 2007, and incorporated herein by reference).

10.41

Post Closing Memorandum between Force Protection Technologies, Inc. and Lati USA, Inc. dated March 22, 2007 (included as Exhibit 10.3 to the Form 8-K filed March 28, 2007, and incorporated herein by reference).

15.1	Consent of Elliott Davis, LLC

23.1	Consent of Jaspers + Hall, PC

23.2*	Consent of Amy M. Trombly (incorporated in Exhibit 5.1)

*       previously filed

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high and low and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person or the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Ladson, State of South Carolina, on the 25th day of July 2007.

Force Protection, Inc.

By:	/s/ Gordon McGilton
Gordon McGilton
Chief Executive Officer

By:	/s/ Michael Durski
Michael Durski
Chief Financial Officer
Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures

Name	Title	Date

/s/ Gordon McGilton	Director, and Chief Executive Officer	July 25, 2007
Gordon McGilton

/s/ Roger Thompson, Jr.	Director	July 25, 2007
Roger Thompson, Jr.

/s/ Jack Davis	Director	July 25, 2007
Jack Davis

/s/ Michael Moody	Director	July 25, 2007
Michael Moody